July 26, 2001

Jon Jameson
16 Combahee Road
Hilton Head Island, SC 29928

Dear Jon:

Based on your experience, background presented and the belief that we can together help Panera grow into a significant national brand, Panera Bread is pleased to offer you the position of Senior Vice President of Marketing, reporting to the Chairman and Chief Executive Officer, Ron Shaich. We would like this position to be effective on or before Monday, August 27, 2001.

Your salary for this position will be payable at the bi-weekly rate of $7692.31 ($200,000 annually). In addition, it is our understanding that your compensation will include the following:

•	Consideration for 40,000 stock options, which vest to you over 5 years, and which are subject to approval of the Board of Directors. The price per share will be based on the closing share price on the date of the next Board of Director’s meeting following your start date.

•	You will be included in our 2001 Incentive Program. This program rewards you for the completion and quality of individually agreed upon objectives as well as the achievement of your business unit’s financial goals and overall Company profitability. Your incentive target is 20% of your base rate (we refer to it as a “double” when you meet agreed upon expectations) with an upside potential of 40% (“homerun"-significantly exceeding expectations). For this plan year, you will be guaranteed a “double,” prorated for the period August 27, 2001 – December 31, 2001 (approximately $13,333), plus any applicable prorated payments for the company results modifier. For the 2002 plan year, you will be

Jon Jameson
November 14, 2001

guaranteed a “double” (approximately $40,000) plus any applicable payments for the company results modifier.

For all subsequent years, the incentive can be paid out in full or portion thereof, including 0% (“strike-out”), according to the company’s financial performance and your individual performance. If the company strikes out for the plan year, no incentive will be paid out. The plan design can be changed without notice.

•	Car allowance of $5000 paid in bi-weekly increments of $192.31.

•	We will reimburse or directly pay up to $25,000 for temporary living and relocation. In addition you will be reimbursed up to $25,000 for other out of pocket expenses incurred while performing your job from the road.

•	In the event you are not offered a Joint Venture operating agreement for a Panera Bread Company market or are otherwise involuntarily terminated other than “for cause,” a severance agreement will provide six months of salary continuance at the annual base compensation rate plus car allowance and medical and/or dental benefits in effect at the time of termination. Incentive plan payments are not included as part of your severance agreement; however, if you are severed during your guaranteed incentive period (8/27/01 – 12/31/01), the guaranteed incentive will be prorated for the number of months you were employed with us. Upon severance, new options cease to be awarded on your last day worked and existing options cease to vest. Further, severance is paid out bi-weekly, mitigated by future employment and provided after a signed release from you. A document for your signature will follow to confirm this portion of your offer, which will include a non-competition clause.

As a full-time Panera Bread employee, you will be eligible to participate in all Panera Bread benefit plans. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit package is subject to ongoing review and modifications from time to time. You will receive an Employee Handbook at your benefits orientation, which will explain our vacation and holiday schedule. Panera Bread is a non-smoking work facility. If you have specific questions about our benefits, please contact Courtney Higgins at extension 7318.

This offer is also contingent on your ability to provide employment eligibility documentation as required by law. Please indicate your acceptance of this offer by signing and returning one original of this letter no later than Monday, August 6, 2001, after which time this offer will expire.

Jon Jameson
November 14, 2001

We believe that your background and experience will provide a solid foundation for success with Panera Bread. We are extremely enthusiastic about working with you. If you have any questions about the enclosed information, please let me know. Once again, Jon, we welcome you to Panera Bread and we look forward to your participation, energy, and contributions.

Sincerely,

/s/ Ron Shaich	/s/ Diane Davidson

Ron Shaich Chairman and CEO	Diane Davidson Vice President, Human Resources

I have read and accepted the provisions as outlined above.

07/29/01	/s/ Jon Jameson

Date	Jon Jameson